Morgan Stanley Select Dimensions Investment Series -Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Zynga Inc.
Purchase/Trade Date: 3/28/2012
Size of Offering/shares: 42,969,153 shares
Offering Price of Shares: $12.000
Amount of Shares Purchased by Fund: 5,032 shares
Percentage of Offering Purchased by Fund: 0.012
Percentage of Fund's Total Assets: 0.23
Brokers: Morgan Stanley, Goldman, Sachs & Co., BofA Merrill Lynch, Barclays , J.P. Morgan, Allen & Company LLC
Purchased from: Goldman Sachs

Securities Purchased: Facebook Inc.
Purchase/Trade Date: 5/17/2012
Size of Offering/shares: 421,233,615 shares
Offering Price of Shares: $38.000
Amount of Shares Purchased by Fund: 39,419
Percentage of Offering Purchased by Fund: 0.009
Percentage of Fund's Total Assets: 6.78
Brokers:  Morgan Stanley, JP Morgan, Goldman, Sachs & Co., BofA
Merrill Lynch, Barclays, Allen & Company LLC, Citigroup, Credit
Suisse, Deutsche Bank Securities, RBC Capital Markets, Wells Fargo
Securities
Purchased from: JP Morgan